Exhibit 99.1

ANNUAL STATEMENT AS TO COMPLIANCE OF THE SERVICER

To:

M&I Auto Loan Trust 2005-1

JPMorgan Chase Bank, N.A., as Indenture Trustee

Moody’s Investors Service, Inc.

Standard & Poor’s Ratings Group

Dominion Bond Rating Service Limited

Pursuant to Section 4.10 of the Sale and Servicing Agreement dated as of November 22, 2005 (the “Sale and Servicing Agreement”) among M&I Auto Loan Trust 2005-1 (the “Issuer”), M&I Dealer Auto Securitization, LLC, as seller (the “Seller”), M&I Marshall & Ilsley Bank, as servicer (the “Servicer”), and JPMorgan Chase Bank, N.A., as indenture trustee (the “Indenture Trustee”), the undersigned hereby certifies that (i) a review of the activities of Servicer from November 22, 2005 through December 31, 2005, and of its performance under the Sale and Servicing Agreement has been made under the undersigned officer’s supervision and (ii) to the best of the undersigned officer’s knowledge, based on such review, Servicer has fulfilled all its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, I have executed this Certificate this day of December 31th, 2005.

M&I Marshall & Ilsley Bank, as Servicer

By:	/s/ Thomas J. O’Neill
Name:	Thomas J. O’Neill
Title:	Executive Vice President